EXHIBIT 99.1

MICROVISION RECEIVES NASDAQ GLOBAL MARKET LISTING DEFICIENCY

NOTICE

REDMOND, Wash.—October 28, 2011—MicroVision, Inc. (Nasdaq: MVIS) announced today that it received a notice on October 26, 2011 from The NASDAQ Stock Market advising the company that for 30 consecutive trading days preceding the date of the notice, the bid price of the company’s common stock had closed below the $1.00 per share minimum required for continued listing on The NASDAQ Global Market pursuant to NASDAQ’s listing requirements. In accordance with NASDAQ’s listing rules, the company has 180 calendar days, or until April 23, 2012, to regain compliance with this requirement. This notification is simply a notice of deficiency, not of imminent delisting, and has no current effect on the listing or trading of MicroVision’s common stock on The Nasdaq Global Market at this time.

During the 180-day compliance period, MicroVision can regain compliance if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days. If the company does not regain compliance by April 23, 2012, NASDAQ will notify the company that its securities are subject to delisting.

The company is monitoring the bid price for its common stock. The company continues to execute its business plan and will consider other actions that it may take in order to regain compliance with the listing requirements.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources that create vivid images with high contrast and brightness. For more information, visit us on:

Website: www.microvision.com

Blog: www.microvision.com/displayground

Twitter: www.twitter.com/microvision

Facebook: www.facebook.com/MicrovisionInc

YouTube: www.youtube.com/mvisvideo

Forward-looking Statements

Certain statements contained in this release, including those relating to MicroVision’s expectations, intentions or strategies, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that MicroVision may not meet regain compliance with the continued listing standards of the NASDAQ Stock Market; capital market risks; our ability to raise additional capital when needed; our, or our customers’, failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Additional Information

Additional information relating to MicroVision can be found on EDGAR at www.sec.gov.

Investor and Media Relations Contact:

Tiffany Bradford

(425) 882-6629

Email: tiffany_bradford@microvision.com